DSI REALTY INCOME FUND X
(A California Real Estate Limited Partnership)

BALANCE SHEETS(UNAUDITED), JUNE 30, 1995 AND DECEMBER 31, 1994

                               June 30,          December 31
                                 1995                1994
ASSETS

CASH AND CASH EQUIVALENTS     $  926,800         $  590,983
PROPERTY                       8,861,226          9,123,547
OTHER ASSETS                      61,515            324,827

TOTAL                         $9,849,541        $10,039,357

LIABILITIES AND PARTNERS' EQUITY

LIABILITIES                   $1,604,604         $1,568,004

PARTNERS' EQUITY:
General Partners                 (59,577)           (57,314)
Limited Partners               8,304,514          8,528,667
     Total partners' equity    8,244,937          8,471,353

TOTAL                         $9,849,541        $10,039,357

See accompanying notes to financial statements(unaudited).

STATEMENTS OF INCOME (UNAUDITED)
FOR THE THREE MONTHS ENDED JUNE 30, 1995 AND 1994

                                June 30,           June 30,
                                  1995               1994
REVENUES:
Rental Income                   $622,332           $553,041
Interest                           7,528              1,906
     Total revenue               629,860            554,947

EXPENSES:
Operating Expenses               354,050            340,881
General and administrative        55,684             40,560
     Total expenses              409,734            381,441

NET INCOME                      $220,126           $173,506

AGGREGATE NET INCOME ALLOCATED TO :
    Limited partners            $217,925           $171,771
    General partners               2,201              1,735
TOTAL                           $220,126           $173,506

NET INCOME PER
   LIMITED PARTNERSHIP UNIT        $6.86              $5.40

LIMITED PARTNERSHIP
  UNITS USED IN PER
  UNIT CALCULATION                31,783             31,783

See accompanying notes to financial statements(unaudited).

STATEMENTS OF INCOME (UNAUDITED)
FOR THE SIX MONTHS ENDED JUNE 30, 1995 AND 1994

                                  June 30,           June 30,
                                   1995               1994

REVENUES:
Rental Income                   $1,198,268         $1,094,006
Interest                            14,155              2,956
  Total Revenues                  1,212,423         1,096,962

EXPENSES:
Operating Expenses                  681,099            670,218
General and Administrative          115,660             94,658
  Total Expenses                    796,759            764,876

NET INCOME                       $  415,664         $  332,086

AGGREGATE NET INCOME ALLOCATED TO:
  Limited partners               $  411,507         $  328,765
  General partners                    4,157              3,321
TOTAL                            $  415,664         $  332,086

NET INCOME PER LIMTED PARTNERSHIP
UNIT                                  $12.95            $10.34

LIMITED PARTNERSHIP UNITS USED IN
PER UNIT CALCULATION                  31,783            31,783

See accompanying notes to financial statements (unaudited)



STATEMENTS OF CHANGES IN PARTNERS' EQUITY (UNAUDITED)
FOR THE SIX MONTHS ENDED JUNE 30, 1995 AND 1994

                                GENERAL       LIMITED
                                PARTNERS      PARTNERS       TOTAL

EQUITY AT DECEMBER 31, 1993     ($54,311)    $8,825,977   $8,771,666

NET INCOME                         3,321        328,765      332,086
DISTRIBUTIONS                     (5,217)      (516,473)    (521,690)

"EQUITY AT JUNE 30, 1994        ($56,207)     $8,638,269   $8,582,062

"EQUITY AT DECEMBER 31, 1994    ($57,314)     $8,528,667   $8,471,353

NET INCOME                         4,157         411,507      415,664
DISTRIBUTIONS                     (6,420)       (635,660)    (642,080)

EQUITY AT JUNE 30, 1995         ($59,577)     $8,304,514   $8,244,937

See accompanying notes to financial statements(unaudited).


STATEMENTS OF CASH FLOWS (UNAUDITED)
FOR THE SIX MONTHS ENDED JUNE 30, 1995 AND 1994

                                        June 30,         June 30,
                                        1995               1994

CASH FLOWS FROM OPERATING
 ACTIVITIES:

Net income                             $ 415,664        $ 332,086
Adjustments to reconcile net
  income to net	cash provided
  by operating activities:
     Depreciation                        269,264          269,264
  Changes in assets and liabilities:
     Decrease(Increase) in other assets  263,312           (7,251)
     Increase in liabilities              36,600          163,016
Net cash provided by operating
  activities                             984,840          757,115

CASH FLOWS FROM INVESTING ACTIVITIES-
  Purchase of property and equipment      (6,943)

CASH FLOWS FROM FINANCING ACTIVITIES -
     Distributions to partners          (642,080)         (521,690)


NET INCREASE IN CASH AND
 CASH EQUIVALENTS                        335,817           235,425

CASH AND CASH EQUIVALENTS:
At beginning of period                   590,983           413,041
At end of period                       $ 926,800         $ 648,466

See accompanying notes to financial statements(unaudited).


DSI REALTY INCOME FUND X
(A California Real Estate Limited Partnership)

NOTES TO FINANCIAL STATEMENTS (UNAUDITED)

1. GENERAL

DSI Realty Income Fund X (the "Partnership") has three general partners (DSI Properties, Inc., Robert J. Conway and Joseph W. Conway) and limited partners owning 31,783 limited partnership units.

The accompanying financial information as of June 30, 1995, and for the periods ended June 30, 1995 and 1994 is unaudited. Such financial information includes all adjustments which are considered necessary by the Partnership's management for a fair presentation of the results for the periods indicated.

2.   PROPERTY

The Partnership owns five mini-storage facilities. Two facilities are located in Warren, Michigan; one facility is located in Troy, Michigan; one facility is located in Crestwood, Illinois; and one facility is located in Forestville, Maryland. As of June 30, 1995, the total cost and accumulated depreciation of the mini-storage facilities is as follows:

        Land                             $ 2,089,882
        Buildings                         10,596,501
        Furniture and Equipment                2,799
        Total                             12,689,182
        Less: Accumulated Depreciation   ( 3,827,956)
        Property - Net                   $ 8,861,226

3.   NET INCOME PER LIMITED PARTNERSHIP UNIT

Net income per limited partnership unit is calculated by dividing the net income allocated to the limited partners by the number of limited partnership units outstanding during the period.